Exhibit K

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of January 24, 2022, is entered into by and among the undersigned stockholders (each, a “Stockholder” and collectively, “Stockholders”) of Exterran Corporation, a Delaware corporation (the “Company”), and Enerflex Ltd., a Canadian corporation (“Parent”). Parent and each Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, and Enerflex US Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement; (b) approved the execution, delivery  and performance by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger,; (c) resolved to recommend that the Company’s stockholders adopt the Merger Agreement; and (d) directed that the Merger Agreement be submitted to the Company’s stockholders for consideration of the stockholders at the Company Stockholder Meeting.

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth next to such Stockholder’s name on Schedule A hereto, which shares comprise all shares of Common Stock of which  such Stockholder is the record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) thereof as of the date hereof (with respect to such Stockholder, the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and each Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  For the avoidance of doubt, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Stockholder or any of its Affiliates.

2.           Representations of Stockholder.

Each Stockholder represents and warrants to Parent that:

(a) Ownership of Shares. Except as set forth on Schedule A, as of the date hereof, such Stockholder: (i) is the beneficial and record owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement and except as set forth on Schedule A, as of the date hereof, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements to which such Stockholder is a party or is subject with respect to the Original Shares. The pledge agreements referenced on Schedule A are with third parties that are not Affiliates of any of the entities listed on Schedule A.

(b) Disclosure of All Shares Owned. As of the date hereof, such Stockholder (including through any of its controlled Affiliates) does not own of record or beneficially any shares of Company Common Stock other than (i) the Original Shares, and (ii) any options, warrants, restricted stock units, performance stock units, or other rights to acquire any  additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Power and Authority; Binding Agreement. Such Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution by Parent, constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as may be limited by applicable general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(d) No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Shares; provided, however, that the Parties acknowledge and agree that the  Shares are subject to existing pledge arrangements with third parties that are not Affiliates of Stockholder (as set forth on Schedule A hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.

(e) No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any "family property" or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement

(f) No Litigation. As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.            Agreement to Vote Shares; Proxy.

(a) Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares (in each case including via proxy): (i) in favor of (1) adoption of the Merger Agreement, and (2) any proposal by the Company to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Company Alternative Proposal, and any of the transactions contemplated thereby, other than the Merger Agreement, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere, with, delay, discourage,   adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the  Company certificate of incorporation and bylaws).

(b) Proxy Voting.  Prior to the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within five business days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3(a) which shall be voted in the manner described in Section 3(a).

(c) Governmental Entity Action. Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Expiration Time a Governmental Entity enters an order restraining, enjoining or otherwise prohibiting any Stockholder or its Affiliates from taking any action pursuant to Section 3(a) and/or Section 3(b) of this Agreement, then (i) the obligations of each Stockholder set forth in Section 3(a) and Section 3(b) of this Agreement, as applicable, shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholder or Affiliate from taking any such action, and (ii) each Stockholder shall cause the Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested; provided, that neither the Stockholder or any of its controlled Affiliates solicited, knowingly encouraged or participated in any manner with any Governmental Entity in bringing action which resulted in such order.

4.            No Voting Trusts or Other Arrangement.

Each Stockholder agrees that except as provided in this Agreement during the term of this Agreement such Stockholder will not deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent; provided, however, that the Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto).

5.           Transfer and Encumbrance.

(a) Subject to Section 5(b), each Stockholder agrees that during the term of this Agreement, such Stockholder will not, directly or indirectly, without the prior written consent of Parent, transfer, sell, offer, exchange, assign, pledge, convey any record or beneficial ownership  in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5(a) shall be null and void. This Section 5(a) shall not prohibit a Transfer of the Shares by such Stockholder to an Affiliate of such Stockholder and if such Stockholder is an individual, to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or upon the death of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

(b) The provisions of Section 5(a) shall not apply to any Transfer of Shares subject to pledge agreements as set forth on Schedule A to the extent such Transfer is pursuant to such pledge agreements.

6.            Additional Shares.

(a) Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote, or otherwise acquires record or beneficial ownership of after the execution of this Agreement and prior to the Expiration Time (including by way of any Option exercise) shall be subject to the terms and conditions of this Agreement and shall constitute Shares of such Stockholder for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

(b) Promptly following the written request of Parent, or upon any Stockholder’s or any of its controlled Affiliates’ acquisition of record or beneficial ownership of additional shares of Company Common Stock or other Company securities after the date hereof, such Stockholder shall send to Parent a written notice setting forth the number of Shares owned of record and beneficially by such Stockholder or any of its controlled Affiliates and indicating the capacity in which such Shares are owned. Each Stockholder agrees to cause any of its controlled Affiliates that acquires any shares of Company Common Stock or other Company securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company securities shall be deemed as Shares for all purposes hereunder.

7.            Waiver of Certain Rights.

 Each Stockholder hereby agrees not to commence or participate in, any Action, derivative or otherwise, against the Parent, the Merger Sub, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement in the form dated the date hereof and without any amendment (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Merger Agreement in the form dated the date hereof and without any amendment, this Agreement, or the transactions contemplated thereby and hereby.

8.           Termination.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by mutual written consent of the Parties, (d) December 23, 2022; and (e) with respect to each Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement. None of the representations, warranties or covenants and agreements in this Agreement shall survive the Expiration Time; provided, that nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to its termination (other than following the Effective Time); and; provided, further that Sections 14, 15 and 16 shall survive any such termination.

9.            No Solicitation.

From the date of this Agreement until the Expiration Time, subject to Section 10, each Stockholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use it reasonable best efforts to cause its controlled Affiliates  (if any) and  Representatives not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (b) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person other than the Parent, Merger Sub, the Company and their respective Affiliates and Representatives (any such Person a “Third Party”)   regarding a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (c) furnish to any Third Party any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (d) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted thereunder); (e) solicit proxies with respect to a Company Alternative Proposal (other than the Merger and the Merger Agreement) or otherwise knowingly encourage or assist any Person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (f) knowingly encourage or recommend any other holder of Company Common Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending a Company Alternative Proposal; (g) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Alternative Proposal; or (h) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

10.          No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s (or any of its officers’ or directors’) capacity as a director and/or officer of the Company (or any of its subsidiaries or stockholders (if Stockholder holds any such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director and/or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer and/or director of the Company or any of its subsidiaries or stockholders.

11.          Further Assurances

Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional documents and other instruments and take all such further action as Parent may reasonably request in writing to carry out the intent of this Agreement.

12.          Stop Transfer Instructions.

At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof (including without limitation with respect to the pledge agreements referenced herein)  and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

13.          Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law.

14.          Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement among the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

15.          Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15):

If to Parent:

Enerflex Ltd.
1331 Macleod Trl SE Suite 904
Calgary, AB, T2G 0K3 Canada
Attention: David Izett
Email: dizett@ENERFLEX.COM

Copy to:

Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attention:          Brian P. Fenske
Telephone:         (713) 651-5557
E-mail:               brian.fenske@nortonrosefulbright.com

If to any Stockholder, to the mailing address or email address set forth for such Stockholder on Schedule A hereto .

16.          Miscellaneous.

(a) Governing Law. This Agreement, and all legal actions (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) No Legal Action.  Stockholder shall not, and shall  use it reasonable best efforts to cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily or knowingly aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by the Stockholder breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of the Company Common Stock.

(c) Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any of the other Parties hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such legal action, in the Superior Court of the State of Delaware (Complex Commercial Division). Each of the Parties hereto agrees that service of process or other papers in connection with any such legal action in the manner provided for notices in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such legal action for itself, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(c); (ii) any claim that it is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(d).

(e) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(f) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(i) Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

(j) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

(k) No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (i) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (ii) the Merger Agreement is executed by all parties thereto; and (iii) this Agreement is executed by all Parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, as applicable, and neither the Company, Parent  nor any of their respective Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of any Stockholder or exercise any power or authority to direct any Stockholder in the voting of any of the Shares, except to the extent otherwise expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

ENERFLEX LTD.

By
Name:
Title:

[Signature Page to Voting Agreement]

Stockholder Name:

By:
Name:
Title:

Stockholder Name:

By:
Name:
Title:

Stockholder Name:

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Name	Original Shares	Options	Address	Shares Subject to Pledge Agreement[1]
EGI-Fund (05-07) Investors LLC	447,567	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	0
EGI-Fund (08-10) Investors LLC	332,327	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	0
EGI-Fund (11-13) Investors LLC	908,742	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	908,742
EGI-Fund B LLC	1,849,806	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	849,806
EGI-Fund C LLC	4,618,973	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	850,000

1 The shares of Common Stock set forth in this column are subject to existing pledge arrangements entered into by applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.